     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 19, 1999



                                                      REGISTRATION NO. 333-72665

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                            ANSYS DIAGNOSTICS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                            ------------------------

            DELAWARE                           2835                          33-0316510
(STATE OR OTHER JURISDICTION OF    (PRIMARY STANDARD INDUSTRIAL           (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)       CLASSIFICATION NUMBER)            IDENTIFICATION NO.)

                            25200 COMMERCENTRE DRIVE
                         LAKE FOREST, CALIFORNIA 92630
                                 (949) 770-9381
               (ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                             STEPHEN K. SCHULTHEIS
                      CHAIRMAN OF THE BOARD, PRESIDENT AND
                            CHIEF EXECUTIVE OFFICER
                            ANSYS DIAGNOSTICS, INC.
                            25200 COMMERCENTRE DRIVE
                         LAKE FOREST, CALIFORNIA 92630
                                 (949) 770-9381
            (NAME, ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                   COPIES TO:


            PATRICK ARRINGTON, ESQ.                          RODD M. SCHREIBER, ESQ.
            ELLEN S. BANCROFT, ESQ.              SKADDEN, ARPS, SLATE, MEAGHER & FLOM (ILLINOIS)
           MATTHEW L. STEIMEL, ESQ.                      333 W. WACKER DRIVE, SUITE 2100
             MARRIE K. STONE, ESQ.                           CHICAGO, ILLINOIS 60606
        BROBECK, PHLEGER & HARRISON LLP                          (312) 407-0700
              38 TECHNOLOGY DRIVE
           IRVINE, CALIFORNIA 92618
                (949) 790-6300


        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE COMPANY SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale and distribution of the securities being registered. All amounts are estimated except the Securities and Exchange Commission and NASD registration fees. All of the expenses below will be paid by ANSYS.

                            ITEM
                            ----
Registration fee............................................  $  9,591
NASD filing fee.............................................     3,950
Nasdaq National Market listing fee..........................    70,000
Blue sky fees and expenses..................................    10,000
Printing and engraving expenses.............................   125,000
Legal fees and expenses.....................................   150,000
Accounting fees and expenses................................   100,000
Transfer Agent and Registrar fees...........................    30,000
Miscellaneous...............................................    51,459
                                                              --------
          Total.............................................  $550,000
                                                              ========


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.


     Under Section 145 of the Delaware General Corporation Law, we can indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). Our bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by law and require us to advance litigation expenses upon our receipt of an undertaking by the director or officer to repay such advances if it is ultimately determined that the director or officer is not entitled to indemnification. Our bylaws further provide that rights conferred under such bylaws do not exclude any other right such persons may have or acquire under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

     Our certificate of incorporation provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the directors' fiduciary duty of care to ANSYS and our stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemption's that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

     In addition, our certificate of incorporation (Exhibit 3.1 to this registration statement) provides that we shall indemnify our directors and officers if such persons acted: (1) in good faith; (2) in a manner reasonably believed to be in or not opposed to our best interests; and (3) with respect to any criminal action or proceeding, with reasonable cause to believe such conduct was lawful. The certificate of incorporation also provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the directors' fiduciary duty of care to our company and our stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to ANSYS for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemption's that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. The certificate of incorporation further provides that we are authorized to indemnify our directors and officers to the fullest extent permitted by law through the bylaws, agreement, vote of stockholders or disinterested directors, or otherwise. We intend to obtain directors' and officers' liability insurance in connection with this offering.

     In addition, we have has entered or, concurrently with this offering, will enter, into agreements to indemnify our directors and certain of our officers in addition to the indemnification provided for in the certificate of incorporation and bylaws. These agreements will, among other things, indemnify our directors and certain of our officers for certain expenses (including attorneys fees), judgments, fines and settlement amounts incurred by such person in any action or proceeding, including any action by or in our right, on account of services by that person as a director or officer of ANSYS or as a director or officer of any subsidiary of ANSYS, or as a director or officer of any other company or enterprise that the person provides services to at the request of ANSYS.

     The Underwriting Agreement (Exhibit 1.1 hereto) provides for indemnification by the underwriters of ANSYS and its officers and directors, and by ANSYS of the underwriters, for certain liabilities arising under the Securities Act or otherwise.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     The following is a summary of transactions by ANSYS since January 1, 1996 involving sales of our securities that were not registered under the Securities Act of 1933, as amended.

     Since January 1, 1996, the Registrant has issued stock options under its 1990 Plan and 1997 Plan to certain eligible officers, directors and employees to purchase an aggregate of 566,400 shares of Common Stock (after giving effect to the 1.2 for 1 stock split). In addition, on December 12, 1996 the Registrant issued options to purchase 90,000 shares of Common Stock to Stephen K. Schultheis, then its President and Chief Executive Officer, which options were not granted pursuant to any plan.

     None of the optionees paid any cash consideration for such options. Such options did not involve a "sale" of securities; and, accordingly, registration was not required. The following table sets forth the grant date, number of options, current exercise price and class of optionees for all of such options. All data gives effect to the 1.2 for 1 stock split.

            GRANT DATE               NO. OF OPTIONS   EXERCISE PRICE   CLASS OF OPTIONEES
            ----------               --------------   --------------   ------------------
01/01/96 to 05/31/96                     72,000           $1.04          Employee
03/01/96 to 12/31/96                    172,800           $1.07          Employee
12/18/97                                 54,000           $2.13          Employee
04/08/98                                108,000           $3.83          Employee
07/01/98                                 67,300           $3.83          Officer
10/16/98                                 18,000           $4.64          Director
11/16/98                                 18,000           $4.64          Director
01/22/99                                 56,400           $4.97          Employee

     In addition, in April 1998 the Registrant issued 18,400 shares (after giving effect to the 1.2 for 1 stock split) to a former employee upon exercise of his vested options.

     The sale and issuance of securities in the above transactions were deemed to be exempt from registration under the Securities Act by virtue of Section 4(2) or Rule 701 thereof, or Regulation D, as transactions by an issuer not involving a public offering. Appropriate legends are affixed to the stock certificates issued in such transactions. Similar legends were imposed in connection with any subsequent sales of any such securities. All recipients either received adequate information about the Company or had access, through employment or other relationships, to such information.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     The following Exhibits are attached hereto and incorporated herein by reference.


      1.1**  Form of Underwriting Agreement
      3.1**  Certificate of Incorporation of ANSYS to be filed with the
             Delaware Secretary of State in March 1999
      3.2**  Bylaws of ANSYS
      4.1**  Specimen certificate representing shares of common stock of the Company
      5.1**  Form of Opinion of Brobeck Phleger & Harrison LLP
     10.1**  Form of Indemnification Agreement
     10.2*   Stock Option Plan for Employees of ANSYS, together with form of Stock Option Agreement (and related Notice of Grant of
             Option), Stock Purchase Agreement and Stock Issuance
             Agreement
     10.3*   1997 Stock Incentive Plan, together with form of Stock
             Option Agreement (and related Notice of Grant of Option),
             Stock Purchase Agreement and Stock Issuance Agreement
     10.4+   Commercial Agreement dated as of April 1, 1993 by and
             between Roche Diagnostic Systems, Inc. and ANSYS
     10.5    Amendment to Commercial Agreement between Roche Diagnostic
             Systems, Inc. and ANSYS dated May 1, 1998
     10.6+   Development and Manufacturing Agreement dated as of
             September 1, 1996 by and between Roche Diagnostic Systems,
             Inc. and ANSYS
     10.7+   First Amendment to Development and Manufacturing Agreement
             between Roche Diagnostic Systems, Inc. and ANSYS dated as of
             September 25, 1998
     10.8*   Standard Industrial Commercial Single-Tenant Lease -- Net
             dated November 1, 1996 between Makena Properties and ANSYS
     10.9*   Form of International Distributorship Agreement for ANSYS
    10.10*   Form of Distributorship Agreement for ANSYS
    10.11*   Registration Rights Agreement dated December 12, 1988
             between ANSYS and certain stockholders of ANSYS
    10.12*   Management Subscription Agreement dated December 12, 1988
             between ANSYS and certain stockholders of ANSYS
    10.13    $2,000,000 Promissory Note Change in Terms Agreement dated
             June 1, 1998 between ANSYS and Southern California Bank
    10.14    $1,000,000 Promissory Note Change in Terms Agreement dated
             May 28, 1998 between ANSYS and Southern California Bank
     21.1*   List of Subsidiaries
     23.1*   Consent of McGladrey & Pullen, LLP, Independent Auditors
     23.2**  Consent of Brobeck Phleger & Harrison LLP (contained in
             Exhibit 5.1)
     24.1*   Power of Attorney
     27.1*   Financial Data Schedule


-------------------------

 * Previously filed.



** To be filed by amendment.



 + Confidential treatment is being sought with respect to certain portions of this agreement. Such portions have been omitted from this filing and have been filed separately with the Securities and Exchange Commission.

(b) FINANCIAL STATEMENT SCHEDULES

     Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

     The Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreements certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus as filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Company has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Forest, State of California, on the 12th day of March, 1999.


                                          ANSYS DIAGNOSTICS, INC.

                                          By:   /s/ STEPHEN K. SCHULTHEIS
                                             -----------------------------------
                                                   Stephen K. Schultheis,
                                              Chairman of the Board, President
                                                             and
                                                   Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated:



                SIGNATURE                               TITLE                   DATE
                ---------                               -----                   ----
        /s/ STEPHEN K. SCHULTHEIS           Chairman of the Board,         March 12, 1999
------------------------------------------  President and Chief Executive
          Stephen K. Schultheis             Officer (principal executive
                                            officer)

           /s/ SUZANNE M. DAVID             Chief Financial Officer        March 12, 1999
------------------------------------------  (principal financial and
             Suzanne M. David               accounting officer)

                    *                       Director                       March 12, 1999
------------------------------------------
              Ronald J. Hall

                    *                       Director                       March 12, 1999
------------------------------------------
             George D. Holmes

                    *                       Director                       March 12, 1999
------------------------------------------
              John M. Morris

                    *                       Director                       March 12, 1999
------------------------------------------
       C. Michael O'Donnell, Ph.D.

                    *                       Director                       March 12, 1999
------------------------------------------
           William C. Shepherd



*By: /s/ STEPHEN K. SCHULTHEIS
--------------------------------
         Stephen K. Schultheis,
           Attorney-in-fact

                                 EXHIBIT INDEX



EXHIBIT
NUMBER                             DESCRIPTION                           PAGE
-------                            -----------                           ----
   1.1**   Form of Underwriting Agreement..............................
   3.1**   Certificate of Incorporation of ANSYS to be filed with the
           Delaware Secretary of State in March 1999...................
   3.2**   Bylaws of ANSYS.............................................
   4.1**   Specimen certificate representing shares of common stock of the Company.................................................
   5.1**   Form of Opinion of Brobeck Phleger & Harrison LLP...........
  10.1**   Form of Indemnification Agreement...........................
  10.2*    Stock Option Plan for Employees of ANSYS, together with form of Stock Option Agreement (and related Notice of Grant of
           Option), Stock Purchase Agreement and Stock Issuance
           Agreement...................................................
  10.3*    1997 Stock Incentive Plan, together with form of Stock
           Option Agreement (and related Notice of Grant of Option),
           Stock Purchase Agreement and Stock Issuance Agreement.......
  10.4+    Commercial Agreement dated as of April 1, 1993 by and
           between Roche Diagnostic Systems, Inc. and ANSYS............
  10.5     Amendment to Commercial Agreement between Roche Diagnostic
           Systems, Inc. and ANSYS dated May 1, 1998...................
  10.6+    Development and Manufacturing Agreement dated as of
           September 1, 1996 by and between Roche Diagnostic Systems,
           Inc. and ANSYS..............................................
  10.7+    First Amendment to Development and Manufacturing Agreement
           between Roche Diagnostic Systems, Inc. and ANSYS dated as of
           September 25, 1998..........................................
  10.8*    Standard Industrial Commercial Single-Tenant Lease -- Net
           dated November 1, 1996 between Makena Properties and
           ANSYS.......................................................
  10.9*    Form of International Distributorship Agreement for ANSYS...
 10.10*    Form of Distributorship Agreement for ANSYS ................
 10.11*    Registration Rights Agreement dated December 12, 1988
           between ANSYS and certain stockholders of ANSYS.............
 10.12*    Management Subscription Agreement dated December 12, 1988
           between ANSYS and certain stockholders of ANSYS.............
 10.13     $2,000,000 Promissory Note Change in Terms Agreement dated
           June 1, 1998 between ANSYS and Southern California Bank.....
 10.14     $1,000,000 Promissory Note Change in Terms Agreement dated
           May 28, 1998 between ANSYS and Southern California Bank.....
  21.1*    List of Subsidiaries........................................
  23.1*    Consent of McGladrey & Pullen, LLP, Independent Auditors....
  23.2**   Consent of Brobeck Phleger & Harrison LLP (contained in
           Exhibit 5.1)................................................
  24.1*    Power of Attorney...........................................
  27.1*    Financial Data Schedule.....................................


-------------------------

 * Previously filed.



** To be filed by amendment.



 + Confidential treatment is being sought with respect to certain portions of this agreement. Such portions have been omitted from this filing and have been filed separately with the Securities and Exchange Commission.